Exhibit 99.1
NEWS RELEASE
Uroplasty, Inc. to begin trading on NASDAQ Capital Markets
MINNEAPOLIS, MN, June 29, 2010 – Uroplasty, Inc. (NYSE AMEX: UPI), a medical device company that develops, manufactures and markets innovative proprietary products to treat voiding dysfunctions, announced today that it has been approved for listing on the NASDAQ Capital Market under the symbol “UPI.”
Trading on the NASDAQ Capital Market is expected to commence on July 12, 2010. The Company’s common stock will continue to trade on AMEX until the market close on July 9, 2010.
“We are pleased to announce the Company’s listing on the NASDAQ Capital Market,” commented David Kaysen, President and Chief Executive Officer. “We believe the move to NASDAQ will improve the visibility of our stock, enhance trading liquidity in our shares, and provide the Company with greater exposure to institutional investors.”
About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our primary focus is the continued commercialization of our Urgent PC® System, which we believe is the only FDA-approved minimally invasive nerve stimulation device designed for office-based treatment of urinary urgency, urinary frequency and urge incontinence — symptoms often associated with overactive bladder. We also offer Macroplastique®, an injectable bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. Please visit Uroplasty, Inc. at http://uroplasty.com.
Forward-Looking Information
This press release contains forward-looking statements. We discuss in detail the factors that may affect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC.

For Further Information:

Uroplasty, Inc.	EVC Group
David Kaysen, President and CEO, or	Doug Sherk (Investors)
Medi Jiwani, Vice President, CFO, and Treasurer,	415.896.6820
952.426.6140	Chris Gale (Media)
646.201.5431
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